Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Ballantyne Strong Initiates Strategic Refocus on Global Growth Opportunities in Digital Products and Services Markets,

Divesting Domestic Manufacturing Assets

OMAHA, Nebraska (January 4, 2012) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema products and services, announced today a corporate-wide refocus on its worldwide digital equipment distribution business, leading services platform and state-of-the-art cinema screen manufacturing business.  This strategic initiative best repositions Ballantyne for future growth opportunities within the global cinema industry.  The Company has decided to sell its Omaha, NE-based analog projector facility and manufacturing equipment and relocate its corporate headquarters to a new, smaller location in Omaha, which will also house its cutting-edge Network Operations Center (NOC).

“Following a detailed strategic review by our Board and senior management we have determined that the best course of action for long-term success is a focus on our equipment distribution, cinema service and screen businesses while exiting the analog projector manufacturing business,” stated Ballantyne Strong CEO Gary L. Cavey.  “We launched our digital projector distribution operations with NEC in the Americas in 2005, expanded it to Asia including China in 2008 and added the Barco digital projector lines for the Americas this past October.  Ballantyne’s Strong/STS maintenance and NOC service businesses are growing with significant potential for future expansion.  Our Strong/MDI subsidiary is one of the leading worldwide cinema screen manufacturers with a state-of-the-art facility in Quebec, which produces silver, large format and a wide array of other specialty screens for a global customer base.  Additionally, we also are excited about our Solutions line of LED lighting, which we believe has great growth potential.

“Today’s moves leverage Ballantyne’s deep exhibition industry relationships and a worldwide leadership reputation built over eight decades.  The digital cinema movement has gained momentum over the past few years, transforming the exhibition industry and speeding up the pace of technological change.  In anticipation we have been successfully transforming our Company into a leader in digital cinema infrastructure.

“The Company has grown organically and through recent key strategic acquisitions that added Ballantyne’s service and screen manufacturing businesses and we will continue to seek additional ways to expand both organically and inorganically.  Importantly, these initiatives also free-up assets for redeployment in Asian and Latin American markets where we continue to see significant potential,” noted Mr. Cavey.

Ballantyne expects the net financial impact of the sale of its building and equipment to result in a gain, however, it also expects to record a pre-tax severance charge of approximately $900,000 in Q4 2011.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:
Kevin Herrmann	Robert Rinderman, David Collins
Vice President	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500 or btn@jcir.com

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